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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 No. 333-59616 and related Prospectus of First Union Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 17, 2001(except Note A, as to which the date is August 24, 2001) with respect to the restated audited financial statements of Wachovia Corporation for each of the three years in the period ended December 31, 2000 included in First Union Corporation's Current Report on Form 8-K dated August 30, 2001, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Greensboro, North Carolina
August 31, 2001